Exhibit 10.8
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
FOR
RODERICK H. DILLON, JR.
     This Amended and Restated Employment Agreement (“Agreement”) is entered into this 28th day of February, 2008, by and between Diamond Hill Investment Group, Inc. (hereinafter referred to as the “Employer”) and Roderick H. Dillon, Jr. (hereinafter referred to as the “Executive”).
     WHEREAS, the Executive is currently employed as the President and Chief Executive Officer (“CEO”) of the Employer pursuant to the terms of that certain Employment Agreement, dated August 10, 2007 (“Prior Agreement”); and
     WHEREAS, the Executive and the Employer previously agreed to amend the Prior Agreement, and wish to amend and restate the Prior Agreement for purposes of Section 409A of the Internal Revenue Code effective January 1, 2008; and
     WHEREAS, the Executive desires to continue his employment with the Employer in such capacity under the terms of this Agreement which shall supersede the terms of the Prior Agreement; and
     NOW, THEREFORE, and in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which is agreed to by the parties, the Employer and the Executive hereby mutually agree as follows:
     1. Employment and Duties. The Employer hereby employs the Executive, and the Executive hereby accepts continued employment with the Employer upon the terms and conditions hereinafter set forth. The Executive will continue to serve the Employer as its President and CEO. In such capacity, the Executive will report directly to the Board of Directors of the Employer (the “Board”) and have all powers, duties, and obligations as are normally associated with such positions. Subject to the provisions of Paragraph 5 [“Termination of Employment”], the Executive will further perform such other duties and hold such other positions related to the business of the Employer and its Affiliates as may from time to time be reasonably requested of him by the Board; provided that the Executive shall not be required to perform such services that involve a material decrease in the level of responsibility currently maintained by the Executive. For purposes of this Agreement, an “Affiliate” shall mean any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, trust, association or organization which is, directly or indirectly, controlled by, or under common control with, the Employer. Except as otherwise set forth in this Agreement, the Executive will devote all of his skills and substantially all of his time and attention to said positions and in furtherance of the business and interests of the Employer and its Affiliates and will not directly or indirectly render any services of a business, commercial or professional nature to any person or organization without the prior written consent of the Board (which consent will not be unreasonably withheld or delayed); provided, however, that the

Executive will not be precluded from participation in community, civic, charitable or similar activities which do not unreasonably interfere with his responsibilities hereunder.
     2. Term of Employment
          a. Original Term. This Agreement will be effective upon execution by both parties. The term of employment will begin, or be deemed to have begun, on January 1, 2006 (the “Effective Date”), and to the extent the Executive’s Compensation (as defined in Section 3, below) is increased, retroactive payments will be made back to the Effective Date within 30 days of the execution of this Agreement. The Agreement will continue through the five-year period ending on the day before the fifth anniversary date of the Effective Date, subject, however, to prior termination or to extension, as herein provided.
          b. Extension of Term. The Employer and the Executive agree that the Board will review the Executive’s performance with the intent that, if the Executive’s performance so warrants, the Employer may extend the term of this Agreement for additional time periods to be determined in the discretion of the Board and as agreed upon by the Executive. By October 1, 2010, or, in the event that this Agreement is extended as provided for in this Paragraph 2(b), within ninety (90) days preceding the end of any extension period, the Chairman of the Board (the “Chairman”) will notify the Executive of the Employer’s decision whether or not to grant an extension of this Agreement for an additional time period. In the event that the Chairman fails to notify the Executive, on or before the date described in the preceding sentence, of the decision regarding the extension of the term of this Agreement, the term of this Agreement will automatically be extended for an additional one-year period.
     3. Compensation.
          a. Salary. The Executive will receive an initial annual base salary of a minimum of $360,000, which may be increased on an annual basis, but not decreased without the Executive’s written consent, by the Board during the term of this Agreement. In the event that the Board increases the Executive’s initial base salary, the amount of the initial base salary, together with any increase(s) will be his base salary (hereinafter referred to as the “Base Salary”). Following the end of each calendar year, and no later than March 15 of each year, the Board will review the Executive’s Base Salary, and in the event that the Company has met profit and growth goals agreed upon between the Board and the Executive, the Base Salary will be increased by a percentage determined by the Board, based upon its review of objective information reflecting the base salaries of executive officers of similarly sized entities in the same business as the Employer. The Base Salary will be payable in accordance with the Employer’s regular payroll payment practices.
          b. Bonus. Each calendar year during which the Employer has in effect a performance-based compensation plan (the “Performance Plan”) in compliance with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive will be eligible for bonus compensation equal to a specified percentage of a bonus pool established for employees of the Employer (the “Bonus”). Such bonus pool will be based upon the attainment of goals and objectives which may include average assets under management, investment advisory revenue and target operating profit margin for the relevant calendar year. The Executive’s percentage of the bonus pool will be determined by the Compensation Committee of the Board, based upon his satisfaction of certain performance criteria, including, but not limited to, investment performance of client portfolios and his overall contribution to the investment team and to the firm. All bonus payments to be made pursuant to this Paragraph 3(b) will be made pursuant to the terms and conditions of the Performance Plan and will be paid to the Executive in either cash or equity awards under the Employer’s Equity Incentive Plan no later than March 15th of the calendar year following the calendar year for which such bonus is payable.
     4. Fringe Benefits and Expenses.
          a Fringe Benefits. The Employer will provide the Executive with all health and life insurance coverages, disability programs, tax-qualified retirement plans, equity compensation programs, paid holidays, paid vacation, perquisites, and such other fringe benefits of employment as the Employer may provide from time to time to actively employed senior executives of the Employer; and consistent with the foregoing the Executive shall be entitled to a minimum of the following benefits during the term of this Agreement:
(i)	standard health insurance of such coverage and term as provided by the Employer to actively employed senior executives of the Employer;

(ii)	a minimum of six (6) weeks paid vacation each year, based on current year Base Salary;

(iii)	continued participation in the Employer’s 401(k) retirement savings plan;

(iv)	participation in such other health, disability, insurance, pension, profit sharing or other employee benefit plan that the Employer may establish from time to time in which the Executive is otherwise eligible to participate.
Notwithstanding any provision contained in this Agreement, the Employer may discontinue or terminate at any time any employee benefit plan, policy or program, now existing or hereafter adopted, to the extent permitted by the terms of such plan, policy or program and will not be required to compensate the Executive for such discontinuance or termination.
          b. Expenses. The Employer shall reimburse the Executive for all reasonable travel, industry, entertainment, and out-of-pocket and miscellaneous expenses incurred by the Executive in connection with the performance of his business activities under this Agreement in accordance with the existing policies and procedures of the Employer pertaining to reimbursement of such expenses to senior executives. In addition, the Employer agrees to reimburse the Executive for reasonable legal expenses in connection with the review and analysis of this Agreement by an attorney selected by the Executive, in an amount not to exceed $10,000.

     5. Termination of Employment.
     Wherever used in this Paragraph 5, the word “terminate” or “termination” shall mean a “separation from service” of the Executive from the Employer within the meaning of Section 409A of the Code and Treasury Regulation § 1.409A-1(h), except in the event of the Executive’s death.
          a. Death of Executive. The Executive’s employment hereunder will terminate upon his death and the Executive’s beneficiary (as designated by the Executive in writing with the Employer prior to his death) will be entitled to the following payments and benefits:
               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment; and
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs, including but not limited to a pro rata portion of the Bonus payment specified in Paragraph 3(b), above, and such payment shall be made no later than March 15th of the calendar year following the calendar year for which such Bonus is payable.
     In the absence of a beneficiary designation by the Executive, or, if the Executive’s designated beneficiary does not survive him, payments and benefits described in this subparagraph will be paid to the Executive’s estate.
          b. Disability. The Executive’s employment hereunder may be terminated by the Employer upon 45 days written notice from the Employer following the determination, as set forth immediately below, that he suffers from a Permanent Disability. For purposes of this Agreement, “Permanent Disability” means a disability that, in the opinion of the Employer, renders, or will render, the Executive unable to perform his duties under this Agreement by reason of any medically determinable impairment, which can be expected to result in death, or which has lasted or can be expected to last, for a continuous period of at least twelve months. If the Executive disagrees with the Employer’s decision that the Executive’s disability renders or will render him unable to perform his duties under this Agreement, such dispute shall be resolved by a panel of three physicians: one physician to be chosen by the Employer, one physician to be chosen by the Executive, and a third physician to be chose by the first two physicians. Each physician shall have the opportunity to examine the Executive and the decision of a majority of the physicians on the panel shall be binding on the Employer and the Executive, and shall be rendered within 45 days after the third physician is appointed to the panel. The cost of the physicians shall be paid by the Employer. During any period that the Executive fails to perform his duties hereunder as a result of a Permanent Disability (“Disability Period”), the Executive will continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to this subparagraph; provided, however, that payments of Base Salary so made to the Executive will be reduced by the sum of the amounts, if any, that were payable to the Executive at or before the time of any such salary payment under any disability benefit plan or plans of the Employer and that were not previously applied to reduce any payment of Base Salary. In the event that the Employer elects to terminate the Executive’s employment pursuant to this subparagraph, the Executive will be entitled to the following payments and benefits:
               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment; and
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs, including but not limited to a pro rata portion of the Bonus payment specified in Paragraph 3(b), above, and such payment shall be made no later than March 15th of the calendar year following the calendar year for which such Bonus is payable.
          c. Termination of Employment for Cause. The Employer may terminate the Executive’s employment upon written notice at any time for “Cause” if such Cause is reasonably determined by the Board (provided the Executive does not fully cure the effect of the event giving rise to “Cause” to the Employer’s reasonable satisfaction within thirty (30) days following his receipt of notice of termination from the Employer). For purposes of this Agreement, the term “Cause” means that the Executive has:
               i. caused the Employer or any of its Affiliates, other than pursuant to the advice of the Employer’s legal counsel, to violate a law which, in the opinion of the Employer’s legal counsel, is reasonable grounds for civil penalties in excess of $250,000 or criminal penalties against the Employer, an Affiliate or the Board;
               ii. engaged in conduct which constitutes a material violation of the established written policies or procedures of the Employer regarding the conduct of its employees, including policies regarding sexual harassment of employees and use of illegal drugs or substances in the course of his employment with Employer;
               iii. committed fraud, or acted with willful misconduct or gross negligence, in carrying out his duties under this Agreement;
               iv. been convicted of any crime involving moral turpitude or a violation of federal or state securities or investment adviser laws; or
               vi. committed a breach of any material covenant, provision, term, condition, understanding or undertaking set forth in this Agreement.
     In the event that the Employer terminates the Executive’s employment for Cause, the Executive will be entitled to the following payments and benefits:
                    A. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment; and
                    B. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.
          d. Termination Without Cause. The Employer may terminate the Executive’s employment for any reason upon ninety (90) days prior written notice to the Executive. If the Executive’s employment is terminated by the Employer for any reason other than the reasons set forth in subparagraphs b or c of this Paragraph 5, subject to the applicable provisions of Section 409A of the Code, the Executive will be entitled to the following payments and benefits:
               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment;
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs, including but not limited to a pro rata portion of the Bonus payment specified in Paragraph 3(b), above, and such payment shall be made no later than March 15th of the calendar year following the calendar year for which such Bonus is payable.;
               iii. a single lump sum payment, payable within 15 days following the date of termination of employment, equal to six (6) months of the Base Salary applicable to the Executive on the date of termination of employment;
               iv. beginning on the first day of the seventh month following the date of termination of employment, continuation of the Executive’s Base Salary in effect on the date of his termination of employment for a period of six (6) months; provided, that these payments will be made in separate, equal payments no less frequently than monthly over such six-month period; and
               v. a single lump sum payment, payable within fifteen (15) days following the date of termination of employment, equal to the Bonus paid or payable to the Executive with respect to the most recently completed fiscal year of the Employer.
          e. Voluntary Termination by Executive. The Executive may resign and terminate his employment with the Employer for any reason whatsoever upon not less than ninety (90) days prior written notice to the Employer. In the event that the Executive terminates his employment voluntarily pursuant to this Paragraph 5(e), the Executive will be entitled to the following payments and benefits:
               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment; and
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs.
          f. Good Reason Termination. The Executive may resign and terminate his employment with the Employer for “Good Reason” upon not less than thirty (30) days prior written notice to the Employer. For purposes of this Agreement, the Executive will have “Good Reason” to terminate his employment with the Employer if any of the following events occur (provided the Employer does not fully cure the effect of such event to the Executive’s reasonable satisfaction within ten (10) days following its receipt of notice of termination of employment from the Executive):
               i. the Executive’s Base Salary is reduced for any reason other than in connection with the termination of his employment;
               ii. without the Executive’s consent, the percentage assigned to the Executive of any bonus pool created by the Employer for its employees is less than 20%;
               iii. without his consent, the Employer permanently and/or consistently assigns the Executive to duties that are materially inconsistent in any respect with his position (including, without limitation, his status, office and title), authority, duties or responsibilities as set forth in Paragraph 1 (but excluding any other duties related to the business of the Employer or its Affiliates reasonably requested of him by the Board), or takes any other action that results in a permanent and/or consistent material diminution in such position, authority, duties, or responsibilities;
               iv. without his consent, the Employer changes the Executive’s reporting structure within the organization so that the Executive no longer reports directly to the Board; or
               v. the Employer breaches any material covenant, provision, term, condition, understanding or undertaking set forth in this Agreement.
     In the event that the Executive terminates his employment for Good Reason pursuant to this Paragraph 5(f), subject to the applicable provisions of Section 409A of the Code, the Executive will be entitled to the following payments and benefits:
                    A. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed—all, as of the date of termination of employment;
                    B. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs, including but not limited to a pro rata portion of the Bonus payment specified in Paragraph 3(b), above, and such payment shall be made no later than March 15th of the calendar year following the calendar year for which such Bonus is payable;
                    C. a single lump sum payment, payable within 15 days following the date of termination of employment, equal to six (6) months’ of the Base Salary applicable to the Executive on the date of termination of employment;
                    D. beginning on the first day of the seventh month following the date of termination of employment, continuation of the Executive’s Base Salary in effect on the date of his termination of employment for a period of six (6) months; provided, that these payments will be made in separate, equal payments no less frequently than monthly over such six-month period; and
                    E. a single lump sum payment, payable within fifteen (15) days following the date of termination of employment, equal to the Bonus paid or payable to the Executive with respect to the most recently completed fiscal year of the Employer.
          g. Failure to Extend Term of Agreement. If the Employer notifies the Executive that the Employer will not extend the term of this Agreement under the provisions of Paragraph 2(b) hereof, the Executive’s employment under this Agreement will terminate at the end of such term and the Executive will be entitled to the following payments and benefits:
               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed – all as of the date of termination of employment; and
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs, including but not limited to the Bonus payment specified in Paragraph 3(b), above, and such payment shall be made no later than March 15th of the calendar year following the calendar year for which such bonus is payable.
     6. Change In Control.
     Wherever used in this Paragraph 6, the word “terminate” or “termination” shall mean a “separation from service” of the Executive from the Employer within the meaning of Section 409A of the Code and Treasury Regulation § 1.409A-1(h).
          a Occurrence of Change in Control. In the event that during the term of this Agreement, a Change in Control [as defined under Section 409A of the Code and the regulations thereunder] occurs and, within twenty-four (24) months following such Change in Control, the Executive’s employment is terminated by the Employer or its successor for any reason other than the reasons set forth in subparagraphs b or c of Paragraph 5 or is terminated by the Executive under subparagraph f of Paragraph 5, then in addition to any other provision of Paragraph 5 of this Agreement and subject to the applicable provisions of Section 409A of the Code, the Employer or its successor will pay to the Executive the following payments and benefits:

               i. any Base Salary that is accrued but unpaid, the value of any vacation that is accrued but unused, (determined by dividing Base Salary by 365 and multiplying such amount by the number of unused vacation days), and any business expenses that are unreimbursed all, as of the date of termination of employment;
               ii. any rights and benefits (if any) provided under plans and programs of the Employer, determined in accordance with the applicable terms and provisions of such plans and programs;
               iii. a single lump sum payment, payable within 30 days following the date of termination of employment, equal to the total annual Base Salary and Bonus paid or payable to the Executive with respect to the most recently completed fiscal year of the Employer; and
               iv. a single lump sum payment, payable within 60 days following the date of termination of employment, equal to twelve (12) months of the premium applicable to the Executive on the date of termination of employment for the Executive and his family (provided the Executive had family coverage on such date) under the Employer’s group health plan.
          b. Treatment of Taxes. If payments provided under this Agreement, when combined with payments and benefits under all other plans and programs maintained by the Employer, constitute “excess” parachute payments as defined in Section 280G(b) of the Code, the Employer or its successor will reduce the Executive’s benefits under this Agreement and/or the other plans and programs maintained by the Employer (in a manner to be mutually agreed upon between the Employer or its successor and the Executive) so that the Executive’s total “parachute payment” as defined in Code §280G(b)(2)(A) under this Agreement and all other plans and programs will be One Dollar ($1) less than the amount that would be an “excess parachute payment.” Treatment of taxes under this paragraph 6(b) will be made at the time and in the manner mutually agreed to by the parties to this Agreement. In addition, in the event of any subsequent inquiries regarding the treatment of tax payments under this Paragraph 6, the parties will agree to the procedures to be followed in order to deal with such inquiries.
     7. Special Timing Rules for Certain Payments. In the event that the Executive is a “specified employee” within the meaning of Section 409A of the Code, determined through the application of the Employer’s specified employee identification procedures, any payments made pursuant to Paragraph 5 or Paragraph 6 of this Agreement, except any payment made in the event of the Executive’s death, that constitute deferred compensation subject to Section 409A of the Code shall be delayed for a period of not less than six months and shall be paid on the first day of the seventh month following the date of the Executive’s separation from service.
     8. Nonexclusivity of Rights. Nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Employer and for which the Executive may qualify, nor will anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Employer. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan or program of the Employer at or after the date of termination of employment, will be payable in accordance with such plan or program.
     9. Noncompetition Covenant. The Executive agrees that, during the term of this Agreement, including any extension thereof, and for a period of one (1) year thereafter following his termination of employment, he shall not:
          a. call upon or solicit, either for the Executive or for any other person or firm that engages in competition with any business operation actively conducted by the Employer or any Affiliate during the term of this Agreement, any customer with whom the Employer or any Affiliate directly conducts business (including, solely by way of example, intermediaries and corporations that purchase directly from the Employer or an Affiliate); or interfere with any relationship, contractual or otherwise, between the Employer or any Affiliate and any customer with whom the Employer or any Affiliate directly conducts business; or
          b. induce any person who is an employee, officer or agent of the Employer or any Affiliate to terminate said relationship.
     Nothing in this Paragraph or this Agreement shall be interpreted to (i) limit or reduce the Executive’s ownership rights in the Dillon Value Model (the “DVM”); (ii) prevent the Executive from devoting his time and attention to the revision of the DVM; or (iii) limit or preclude the Executive from licensing the use of the DVM to any individual or entity following his termination of employment with the Employer.
     In the event of a breach by the Executive of any covenant set forth in this Paragraph 9, the term of such covenant will be extended by the period of the duration of such breach and such covenant will survive any termination of this Agreement but only for the limited period of such extension.
     The restrictions on competition provided herein shall supersede any restrictions on competition contained in any other agreement between the Employer and the Executive and may be enforced by the Employer and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of this Paragraph 9 constitute an essential element of this Agreement, without which the Employer would not have entered into this Agreement. Notwithstanding any other remedy available to the Employer at law or at equity, the parties hereto agree that the Employer or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Paragraph 9.
     If the scope of any restriction contained in this Paragraph 9 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
     10. Confidential Information. The Executive will hold in a fiduciary capacity, for the benefit of the Employer, all secret or confidential information, knowledge, and data relating to the Employer and its Affiliates, that shall have been obtained by the Executive during his employment with the Employer and that is not public knowledge (other than by acts by the

Executive or his representatives in violation of this Agreement). During and after termination of the Executive’s employment with the Employer, the Executive will not, without the prior written consent of the Board, communicate or divulge any such information, knowledge, or data to anyone other than the Employer or those designated by it, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which the Executive’s failure to provide such information, knowledge, or data would subject the Executive to criminal or civil sanctions and then only with prior notice to the Employer.
     The restrictions imposed on the release of information described in this Paragraph 10 may be enforced by the Employer and/or any successor thereto, by an action to recover payments made under this Agreement, an action for injunction, and/or an action for damages. The provisions of this Paragraph 10 constitute an essential element of this Agreement, without which the Employer would not have entered into this Agreement. Notwithstanding any other remedy available to the Employer at law or at equity, the parties hereto agree that the Employer or any successor thereto, will have the right, at any and all times, to seek injunctive relief in order to enforce the terms and conditions of this Paragraph 10.
     If the scope of any restriction contained in this Paragraph 10 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction will be enforced to the maximum extent permitted by law, and the Executive hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
     11. Intellectual Property. The Executive agrees to communicate to the Employer, promptly and fully, and to assign to the Employer all intellectual property developed or conceived solely by the Executive, or jointly with others, during the term of his employment, which are within the scope of either the Employer ’s business or an Affiliate’s business, or which utilized Employer materials or information. For purposes of this Agreement, “intellectual property” means inventions, discoveries, business or technical innovations, creative or professional work product, or works of authorship. The Executive further agrees to execute all necessary papers and otherwise to assist the Employer, at the Employer ’s sole expense, to obtain patents, copyrights or other legal protection as the Employer deems fit. Any such intellectual property is to be the property of the Employer whether or not patented, copyrighted or published. Notwithstanding any provision contained herein or anywhere else in the Agreement, the provisions of this Paragraph 11 shall not apply to the DVM.
     12. Assignment and Survivorship of Benefits. The rights and obligations of the Employer under this Agreement will inure to the benefit of, and will be binding upon, the successors and assigns of the Employer, if the Employer shall at any time be merged or consolidated into, or with, any other company, or if substantially all of the assets of the Employer are transferred to another company, then the provisions of this Agreement will be binding upon and inure to the benefit of the company resulting from such merger or consolidation or to which such assets have been transferred, and this provision will apply in the event of any subsequent merger, consolidation, or transfer.
     13. Notices. Any notice given to either party to this Agreement will be in writing, and will be deemed to have been given when delivered personally or sent by certified mail,

postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

If to Diamond Hill:	Diamond Hill Investment Group, Inc.
325 John H. McConnell Blvd.
Suite 200
Columbus, Ohio 43215

If to the Executive:	Roderick H. Dillon, Jr.
At the last address on file
with the Employer
     14. Indemnification. The Executive shall be indemnified by the Employer to the extent provided in the case of officers under the Employer’s Articles of Incorporation or Regulations, to the maximum extent permitted under applicable law. The Employer shall use commercially reasonable efforts to continue its Director and Officer Liability Insurance (“DOL Insurance”) under substantially similar terms and in substantially similar amounts as in existence prior to the termination of employment. The DOL Insurance shall be maintained for at least seven (7) years from termination of employment and without limiting the foregoing, the Executive shall not be excluded from coverage under such DOL Insurance during such period.
     15. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by the Employer to the Executive will be subject to withholding of such amounts relating to taxes as the Employer may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, the Employer may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.
     16. Arbitration; Enforcement of Rights. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, except with respect to Paragraphs 9, 10 and 11, will be settled by arbitration in the city of Columbus, Ohio, in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.
     All legal and other fees and expenses, including, without limitation, any arbitration expenses, incurred by the Executive in connection with seeking in good faith to obtain or enforce any right or benefit provided for in this Agreement, or in otherwise pursuing any right or claim, will be paid by the Employer, to the extent permitted by law, provided that the Executive is successful in whole or in part as to such claims as the result of litigation, arbitration, or settlement.
     In the event that the Employer refuses or otherwise fails to make a payment when due and is ultimately decided that the Executive is entitled to such payment, such payment will be increased to reflect an interest equivalent for the period of delay, compounded annually, equal to the prime or base lending rate used by Bank of America, and in effect as of the date the payment was first due.

     17. Governing Law/Captions/Severance. This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio. The captions of this Agreement will not be part of the provisions hereof, and will have no force or effect. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.
     18. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended only by mutual written agreement of the parties. However, by signing this Agreement, the Executive agrees without any further consideration, to consent to any amendment necessary to avoid penalties under Code §409A.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

DIAMOND HILL INVESTMENT GROUP, INC.

By:

Its:

Roderick	H. Dillon, Jr.